Exhibit 5

January 24, 2013

UGI Corporation

460 North Gulph Road

King of Prussia, Pennsylvania 19406

Re:	UGI Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for UGI Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the issuance of 14,500,000 shares (the “Shares”) of the Company’s common stock, no par value. The Shares covered by this Registration Statement may be issued pursuant to the terms of the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “Plan”).

In such capacity, we have examined the Plan, the (Second) Amended and Restated Articles of Incorporation and Bylaws of the Company, as amended to date, the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. Based on the foregoing, it is our opinion that the Shares issued by the Company to eligible participants through the Plan will be, when issued and delivered as contemplated by the Plan, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Morgan, Lewis & Bockius LLP